Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Prospectus, and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information each dated September 26, 2023, and each included in this Registration Statement (Form N-2) of NXG Cushing Midstream Energy Fund (Formerly, The Cushing MLP & Infrastructure Total Return Fund) (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated January 27, 2023, with respect to the financial statements and financial highlights of NXG Cushing Midstream Energy Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended November 30, 2022 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

September 26, 2023